Exhibit 10.1

ASSIGNMENT, ASSUMPTION, WAIVER AND CONSENT

February 28, 2014

This Assignment, Assumption, Waiver and Consent (this “Agreement”) is entered into by and among ARADIGM ROYALTY FINANCING LLC, a Delaware limited liability company, as assignor (“Assignor”), ARADIGM CORPORATION, a California corporation (“Aradigm”), R&D BAUER VENTURES, LP, a Texas limited partnership (“Bauer Ventures”) and SG-PBS, LLC, an Arkansas limited liability company (“SG-PBS” and together with Bauer Ventures, collectively, “Assignees” and each individually, an “Assignee”) and U.S. Bank National Association, as Agent (the “Agent”).

WHEREAS, Assignor, a wholly owned subsidiary of Aradigm, is party to the Loan and Security Agreement, dated as of June 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used and not defined herein have the meanings given to them in the Loan Agreement), by and among Assignor, Assignees (as lenders), and Agent;

WHEREAS, Aradigm is party to the Indemnity Guaranty, dated as of June 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Indemnity Guaranty”), by Aradigm in favor of Agent;

WHEREAS, Aradigm is party to the Pledge Agreement, dated as of June 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), in favor of Agent;

WHEREAS, Aradigm is party to the Administrative Services Agreement, dated as of June 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Administrative Services Agreement”), between Assignor and Aradigm;

WHEREAS, Aradigm is party to the Servicing Fee Subordination Agreement, dated as of June 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Servicing Fee Subordination Agreement” and together with the Loan Agreement, the Indemnity Guaranty, the Administrative Services Agreement, all other Loan Documents (as defined in the Loan Agreement) and all other agreements, instruments and documents executed, delivered or filed under or in connection with any of the foregoing, collectively, the “Transaction Documents”), between Aradigm and Agent;

WHEREAS, in full and complete satisfaction of, and in consideration for, any and all of Assignor’s and Aradigm’s obligations under the Transaction Documents (whether such obligations are now owing, hereafter arising, contingent or otherwise), Assignor desires to assign and Assignees have agreed to acquire all of Assignor’s right, title and ownership interest in the Assigned Interest (as hereinafter defined) (such exchange and satisfaction, collectively, the “Transfer”); and

WHEREAS, in connection with the Transfer, the parties hereto desire to terminate the Loan Agreement, the Indemnity Guaranty, the Management Agreement, the Administrative Services Agreement, the Servicing Fee Subordination Agreement, and each other Transaction Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Assignment and Assumption.

1.1 Assignor hereby irrevocably sells and assigns to Assignees, and Assignees hereby irrevocably purchase and assume from Assignor, all of Assignor’s rights, interests and obligations in and with respect to the Purchased Interest, which includes without limitation the Royalty Payment, (as such terms are defined in the Purchase and Sale Agreement dated June 21, 2011, by and between Aradigm and Assignor), subject to and in accordance with the terms and conditions hereof (collectively, the “Assigned Interest”). Except as expressly provided in this Agreement, such sale and assignment is without recourse to Assignor and, except as expressly provided in this Agreement, without representation or warranty by Assignor. Bauer Ventures hereby acquires 58.8235294% interest in the Assigned Interest, SG-PBS hereby acquires 41.1764706% interest in the Assigned Interest. The parties agree that the value of the Assigned Interest as of the date hereof is $5,823,568.

1.2 Pursuant to the Notice Letter to Zogenix from Assignor (a copy of which is attached hereto as Exhibit A), Zogenix has been informed of the foregoing sale and assignment, and has consented and agreed to the matters set forth therein.

2.	Consent and Waiver.

Each Assignee hereby irrevocably and unconditionally consents to, and waives any Event of Default (as defined in the Loan Documents) that may occur under the Loan Documents as a result of or in connection with, the Transfer, this Agreement and the transactions contemplated hereby.

3.	Satisfaction and Termination.

3.1 Any and all principal, interest, fees, indemnities, expenses and other obligations of Aradigm or Assignor, whether now owing, future or contingent or otherwise, under the Loan Agreement, the Pledge Agreement, the Indemnity Guaranty, the Management Agreement, the Administrative Services Agreement, the Servicing Fee Subordination Agreement, any Notes, any other Security Document or any other Transaction Document and any other agreement, instrument or document executed, delivered or filed under or in connection with any of the foregoing (such amount, as to each Assignee, the “Debt”), shall be deemed irrevocably and indefeasibly paid and satisfied in full.

3.2 Each of the Loan Agreement, the Pledge Agreement, the Indemnity Guaranty, the Management Agreement, the Administrative Services Agreement, the Servicing Fee Subordination Agreement, any Notes, any other Security Document or any other Transaction Document and any other agreement, instrument or document executed, delivered or filed by, or on behalf of, Assignor or Aradigm under or in connection therewith shall automatically terminate and be of no further force or effect; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or in any Transaction Document, neither the Transfer nor anything in this Agreement or the transactions contemplated hereby shall in any manner affect or otherwise modify either Aradigm’s rights with respect to the Retained Assets (as defined in the Purchase and Sale Agreement, dated as of June 21, 2011, by and between Assignor and Aradigm) or Aradigm’s obligations under the Zogenix Purchase Agreement (as defined in the Purchase and Sale Agreement, dated as of June 21, 2011, by and between Assignor and Aradigm), all of which were retained by Aradigm.

3.3 As promptly as reasonably practical after the date hereof, the Assignees shall, or shall cause the Agent to, execute and/or file (1) all UCC-3 termination statements to terminate all UCC financing statements in Agent’s or Assignees’ favor with respect to Assignor or Aradigm and any of the Collateral; and (2) any other documents, and take such other action, reasonably requested by Assignor or Aradigm and necessary to release or terminate any lien with respect to the Collateral.

4.	Release.

4.1 Each Assignee, on behalf of itself, its Affiliates and each of its respective officers, directors, employees, partners, shareholders, members, subsidiaries, attorneys, agents and successors and assigns thereof, hereby irrevocably, unconditionally and forever releases and discharges Assignor, Aradigm and their respective Affiliates, and each manager, member, shareholder, partner, director, officer, employee, attorney, agent and successor and assign thereof, and all others (each such Person, a “Released Person”), of and from any and all claims and liabilities of any nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, whether now or hereafter arising, whether based in equity or at law or otherwise, arising out of or in any way related to agreements, events, acts, omissions, events, conduct or any other circumstance or matter existing at any time prior to and including the date hereof, including, without limitation, any such claim or liability arising out of or in connection with (i) any Transaction Document, or any other agreement, instrument or document executed, delivered or filed in connection therewith, (ii) any agreement, instrument, filing, registration, permit, license or document by which Assignor, Aradigm or any Affiliate of either of them is party to or it or its assets are otherwise bound by, (iii) any acts or omissions of any Released Person or any other Person, and (iv) any dealings, transactions, communications, and other actions and events between any Released Person and Agent or any Assignee, in each case including, without limitation, any and all claims under any federal, state or local statute, rule, regulation, ordinance, public policy, or principle of common law, and all claims for compensatory damages, punitive damages, attorneys’ fees, commissions, distributions, indemnification or reimbursement.

4.2 Each of Assignor and Aradigm, on behalf of itself, its Affiliates and each of its respective officers, directors, employees, or partners, shareholders, members, subsidiaries, attorneys, agents and successors and assigns thereof, hereby irrevocably, unconditionally and forever releases and discharges each Assignee and each of their respective Affiliates, and each manager, member, shareholder, partner, director, officer, employee, attorney, agent and successor and assign thereof, and all others (each such Person, an “Assignee Released Person”), of such and from any and all claims and liabilities of any nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, whether now or hereafter arising, whether based in equity or at law or otherwise, arising out of or in any way related to agreements, events, acts, omissions, events, conduct or any other circumstance or matter existing at any time prior to and including the date hereof, including, without limitation, any such claim or liability arising out of or in connection with (i) any Transaction Documents, or any other agreement, instrument or document executed, delivered or filed in connection therewith (ii) any agreement, instrument, filing, registration, permit, license or document by which either Assignee or any of their respective Affiliates is party to or it or its assets are otherwise bound by, (iii) any acts or omissions of any Assignee Released Person or any other Person, and (iv) any dealings, transactions, communications, and any actions and events between any Assignee Release Person and Assignor or Aradigm, in each case including, without limitation, any and all claims under any federal, state or local statute, rule, regulation, ordinance, public policy, or principle of common law, and all claims for compensatory damages, punitive damages, attorneys’ fees, commissions, distributions, indemnifications or reimbursement. For the avoidance of doubt, in no event shall Zogenix, Inc., its Affiliates, successors or assigns be a “Released Person.”

The parties further acknowledge and agree that this release specifically covers known and unknown claims, and each Party hereto waives its rights under Section 1542 of the California Civil Code and under any other comparable statute or law of any jurisdiction as to all claims and liabilities released herein. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.	No Action; Agreement Not to Sue.

5.1 Each Assignee, on behalf of itself, its Affiliates and each of their respective officers, directors, employees, partners, members, shareholders, members, subsidiaries, attorneys, agents and successors and assigns thereof, hereby covenants and agrees that it will not (and, if necessary, each will direct and instruct the Agent not to) directly or indirectly, individually, together, or as a member of a partnership, association or joint venture, or as an officer, director, employee, partner, shareholder, member or agent, or in any other capacity, sue, petition, plead, challenge, appeal, oppose, interplead or otherwise involve in any litigation, administrative action, arbitration, or similar proceeding or action in any manner whatsoever in connection with, arising from or in any other manner relating to the Transaction Documents, this Agreement or the transactions contemplated by any of the foregoing, in any jurisdiction, Assignor, Aradigm, Agent or any of their respective Affiliates or any manager, member, shareholder, partner, director, officer, employee, attorney, agent or successor or assign thereof, or otherwise support, aid or assist in any manner any other Person or party in any such litigation, administrative action, arbitration, or similar proceeding or action; provided, however, that this Section 5.1 shall not apply with respect to third party claims made against the Assignee(s), and the Assignees shall retain their rights under Section 12.4 of the Loan Agreement with respect to claims made by third parties against the Assignee(s).

5.2 Each of Assignor and Aradigm, on behalf of itself, its Affiliates and each of its respective officers, directors, employees, partners, members shareholders, members, subsidiaries, attorneys, agents and successors and assigns thereof (which, for the avoidance of doubt, shall not include Zogenix, Inc., its Affiliates, successors or assigns), hereby covenants and agrees that it will not directly or indirectly, individually, together, or as a member of a partnership, association or joint venture, or as an officer, director, employee, partner, shareholder, member or agent, or in any other capacity, sue, petition, plead, challenge, appeal, oppose, interplead or otherwise involve in any litigation, administrative action, arbitration, or similar proceeding or action in any manner whatsoever in connection with, arising from or in any other manner relating to the Transaction Documents, this Agreement, or the transactions contemplated by any of the foregoing, in any jurisdiction, either Assignee, Agent, or any of their respective Affiliates or any manager, member, shareholder, partner, director, officer, employee, attorney, agent or successor or assign thereof, or otherwise support, aid or assist in any manner any other Person or party in any such litigation, administrative action, arbitration, or similar proceeding or action.

5.3 Agent, on behalf of itself, its Affiliates and each of its respective officers, directors, employees, partners, members shareholders, members, subsidiaries, attorneys, agents and successors and assigns thereof, hereby covenants and agrees that it will not directly or indirectly, individually, together, or as a member of a partnership, association or joint venture, or as an officer, director, employee, partner, shareholder, member or agent, or in any other capacity, sue, petition, plead, challenge, appeal, oppose, interplead or otherwise involve in any litigation, administrative action, arbitration, or similar proceeding or action in any manner whatsoever in connection with, arising from or in any other manner relating to the Transaction Documents, this Agreement, or the transactions contemplated by any of the foregoing, in any jurisdiction, Assignor, Aradigm or either Assignee, or any of their respective Affiliates or any manager, member, shareholder, partner, director, officer, employee, attorney, agent or successor or assign thereof, or otherwise support, aid or assist in any manner any other Person or party in any such litigation, administrative action, arbitration, or similar proceeding or action; provided, however, that this Section 5.3 shall not apply with respect to third party claims made against the Agent, and the Agent shall retain its rights under Section 12.4 of the Loan Agreement with respect to claims made by third parties against the Agent. The Agent represents and warrants that there are currently no amounts due and owing the Agent pursuant to the terms of the Loan Agreement.

6.	Representations and Warranties.

6.1 General. Each party hereto represents and warrants that: (a) it has the power and authority, and the legal right, to make, deliver and perform this Agreement and the transactions contemplated hereby; (b) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other action, as applicable, of such party and do not and will not require any registration or filing with, consent or approval of, or notice to or action by, any Person (including, without limitation, any Governmental Authority) (other than the Notice Letter to Zogenix from Assignor, a copy of which is attached hereto as Exhibit A); and (c) this Agreement constitutes the legal, valid and binding obligation of such party, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles.

6.2 Assignor. Each of Assignor and Aradigm (a) represents and warrants that (i) Assignor is the legal and beneficial owner of the Assigned Interest, (ii) after giving effect to the Transfer, the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; and (iii) since June 21, 2011, and as of the date hereof, other than the Assigned Interest, the Assignor has no other assets; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of Assignor, any Assignee or Agent, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Document or (iv) the performance or observance by Assignor, any Assignee or Agent, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

6.3 Assignee. Each Assignee (a) represents and warrants that (i) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and is experienced in acquiring assets of such type, (ii) it has received a copy of each Loan Document, and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to acquire the Assigned Interest, (iii) it has, independently and without reliance upon Assignor, Aradigm or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and to acquire the Assigned Interest, and (iv) Assignees are the only Lenders under the Loan Documents and have not assigned or otherwise transferred any of their respective rights, interests or obligations under the Transaction Documents to any other Person; and (b) agrees that it will, independently and without reliance on Assignor, Aradigm or any of their respective Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions with respect to the Assigned Interests and the Loan Documents.

7.	Tax Treatment.

The parties hereto acknowledge and agree that the transactions set forth herein shall have certain tax consequences to the Assignor and each Assignee. The parties hereby agree, for federal income tax purposes, to treat the transactions set forth in Sections 1 and 3 hereof as an exchange of the Assigned Interest for the value set forth in Section 1.1. To the extent the principal of an Assignee’s Debt exceeds the value of the Assignee’s portion of the Assigned Interest, the parties agree to treat such excess as a bad debt, in accordance with Section 166 of the Internal Revenue Code of 1986, as amended from time to time. The parties agree to complete and execute all documents reasonably requested by the other parties in order to report the transactions set forth herein in accordance with this Section 7.

8.	General Provisions.

This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts, which together shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any conflicts of law principles that would require the application of the laws of another jurisdiction. Upon the request of any of the parties hereto, the other parties shall take such action, and shall execute and deliver such additional documents, instruments and agreements, reasonably necessary to give effect to the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

ASSIGNOR

ARADIGM ROYALTY FINANCING LLC

By:	/s/ Nancy E. Pecota
Name:	Nancy E. Pecota
Title:	Treasurer

ARADIGM CORPORATION

By:	/s/ Nancy E. Pecota
Name:	Nancy E. Pecota
Title:	Chief Financial Officer

ASSIGNEES

R&D BAUER VENTURES, LP

By:	/s/ C. Douglas Bauer
Name:	C. Douglas Bauer
Title:	President of its General Partner

SG-PBS, LLC

By:	/s/ Eric D. Summerhill
Name:	Eric D. Summerhill
Title:	Manager; SG-PBS, LLC

AGENT

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michelle Moeller
Name:	Michelle Moeller
Title:	Vice President